Exhibit 99.1

CITIBANK CREDIT CARD MASTER TRUST I

EXTENSION OF SERIES 2009 EXPECTED FINAL PAYMENT DATE

As of February 5, 2021

Reference is hereby made to the Citibank Credit Card Master Trust I Series 2009 Credit Card Participation Certificate and the related Series 2009 Supplement dated as of May 1, 2009 as amended and restated as of August 9, 2011, as further amended as of July 10, 2012, and as further amended as of November 3, 2017 (as so amended and restated, the “Series 2009 Supplement”), to the Third Amended and Restated Pooling and Servicing Agreement dated as of October 5, 2001, as amended and restated as of October 5, 2001, as further amended and restated as of August 9, 2011, and as further amended and restated as of November 10, 2016 (as so amended and restated, the “Pooling and Servicing Agreement”), each among Citibank, N.A., as Seller and Servicer, and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Pooling and Servicing Agreement or the Series 2009 Supplement, as applicable.

In accordance with the definition of “Series 2009 Expected Final Payment Date” in the Series 2009 Supplement, the Seller hereby notifies the Trustee and the Series 2009 Certificateholder of the extension of the Series 2009 Expected Final Payment Date from the February 2021 Distribution Date to the February 2023 Distribution Date. This extension shall become effective upon receipt by the Seller, the Servicer and the Trustee of written confirmation from each of the Rating Agencies that such extension will not result in a reduction or withdrawal of the rating of any outstanding Investor Certificates or Notes with respect to which it is a Rating Agency.

CITIBANK, N.A., as Seller

By:	/s/ Donna L. VanBockern
Donna L. VanBockern
Vice President